AGREEMENT

        This Agreement is made and entered into as of the ___ day of ___________, 1998, by and between LOS RIOS FARMS, INC., a California corporation ("Los Rios"), and M & R INVESTMENT COMPANY, INC., a Nevada corporation ("M & R").

                                           RECITALS

        WHEREAS, Los Rios granted an option to purchase certain real property located in Solano County, California (the "Option Property"), to Baby Grand Corp., a Nevada corporation ("Baby Grand"), pursuant to an Option Agreement dated April 30, 1993 (the "Option Agreement"), in consideration for the sum of One Million Dollars ($1,000,000.00) (the "Option"); and

        WHEREAS, a Memorandum Option was recorded August 10, 1993, in the Official Records of Solano County, California as Instrument No. 1993 - 00072641;
 and

        WHEREAS, Baby Grand sold, assigned and conveyed to M & R, with the consent of Los Rios, all of its right, title and interest in and to the Option Agreement, including but not limited to its right, title and interest in and to the Option Property, pursuant to a Purchase Agreement dated as of February 9, 1995; and

        WHEREAS, a Memorandum of Purchase and Assignment of Option was recorded March 20, 1995 in such Official Records as Instrument No. 1995-00016318, and a Quitclaim Deed from Baby Grand to M & R was recorded March 20, 1995 as Instrument No. 1995 - 00016319; and

        WHEREAS, the Option has not been exercised, and Los Rios still holds good and marketable title to the Option Property; and

        WHEREAS, Los Rios now desires to buy the Option back from M & R, thus effecting a termination of the Option; and

        WHEREAS, M & R is willing to sell and assign the Option to Los Rios, on the terms and conditions, and based upon the representations and covenants, set forth in this Agreement.

        NOW, THEREFORE, for and in consideration of the covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

        1. Sale and Buy-Back of the Option. Subject to the terms and conditions set forth in this Agreement, M & R shall sell, assign and convey to Los Rios, all of its right, title and interest in, to

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and under the Option Agreement, including but not limited to any right, title or interest it may have in the Option Property (the "Option Rights"), and Los Rios shall purchase, assume and acquire the Option Rights.

        2. Termination of the Option. The Option and the Option Rights shall automatically terminate without any further action or documentation upon completion of all acts necessary to be performed at and conditions precedent to the Closing (as defined below), and Los Rios shall thereafter own the Option Property free and clear of the Option.

        3. Consideration. The consideration for M & R's sale, assignment and conveyance of the Option Rights shall be (i) Los Rios' covenant with respect to sale of the Option Property specified at Section 8. B. below, and (ii) the sum of Five Hundred Thirty-Three Thousand, Three Hundred Thirty-Three Dollars and 33/100 Cents ($533,333.33) (the "Consideration"), payable as follows:

               A. At the Closing (as defined below), Los Rios shall pay to M & R the sum of Five Hundred Thousand Dollars ($500,000.00) in cash (the "Cash Consideration"); and

               B. At the Closing (as defined below), Los Rios shall deliver to M & R a Promissory Note, payable to M & R, in the amount of Thirty-Three Thousand, Three Hundred Thirty-Three Dollars and Thirty-Three Cents ($33,333.33), plus interest at the rate of Eight Percent (8%) per annum (the "Note"). The Note shall be in form of and include the terms and conditions set forth the promissory note attached hereto as Exhibit A.

        4. Closing. The Closing shall, unless extended by written agreement of the parties, occur on or before one hundred twenty (120) days from the execution of this Agreement (the "Closing"), at such place and time as shall be agreed to by the parties.

        5. Escrow; Title Insurance Policy. Upon full execution of this Agreement, Los Rios may open an escrow with Placer Title Co. having an address of Davis, California (the "Escrow Agent") to complete the transaction contemplated by this Agreement. If Los Rios elects to open the escrow, M & R will cooperate with Los Rios in the preparation and submission of mutually acceptable escrow instructions and other documents as may be requested by Escrow Agent, but Los Rios shall pay any and all escrow fees. In addition, Los Rios shall take any and all action necessary to obtain a policy of title insurance, as described in Section 6(B)(5) of this Agreement, and shall pay any and all fees and costs associated therewith.

        6.     Conditions Precedent.

               A. M & R's obligation to sell and convey the Option Rights to Los Rios shall be expressly conditioned upon the following conditions precedent to
Closing:


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     (1) Los Rios' payment of the Cash Consideration at Closing;

     (2) Los Rios' delivery of the Note at Closing;

     (3) Los Rios' compliance with all of the terms and provisions of this Agreement which must be complied with at or prior to Closing;

     (4) Los Rios' delivery to M & R, at or before the Closing, of evidence of capacity and other authority and such other documents reasonably requested by M & R; and

     (5) Issuance by Placer Title Company, at the Closing, of a CLTA owners' policy of title insurance to Los Rios, in the amount of $533,000, insuring that title to the Option Property is free and clear of the Option.

     B. Los Rios' obligation to pay the Consideration to M & R is expressly conditioned on the following conditions precedent to the Closing

                      (1) M & R's  delivery  to  Los  Rios,  at  Closing,  of an
               Assignment of Option Rights, in the form attached hereto as Exhibit B; and

                      (2) M & R's  delivery  of a  Quitclaim  Deed  in the  form attached hereto as Exhibit C;

                      (3) M & R's  delivery  to  Los  Rios,  at  or  before  the
               Closing, of evidence of capacity and other authority and such other documents reasonably requested by Los Rios; and

                      (4) M & R's compliance with all of the terms and conditions of this Agreement which must be complied with prior to the Closing.

        7. Los Rios' Representations and Warranties. Los Rios hereby represents and warrants to M & R as follows, which representations and warranties shall be deemed made as of the date of this Agreement and as of the Closing, and the effectiveness of such representations and warranties as of the Closing shall survive the Closing:

     A. Los Rios is a corporation organized and in good standing under the laws of the State of California.

     B. The person executing this Agreement for and on behalf of Los Rios has been duly authorized and empowered by Los Rios to execute this Agreement on its behalf and upon such execution the terms and provisions of this Agreement shall be valid and binding obligations of Los Rios.

               C. Los Rios is not now offering the Option Property for sale or negotiating a sale of the Option Property, and has no plans to do so.

        8.     Los Rios' Covenants.

               A. As of and after the Closing, Los Rios shall indemnify, defend, and hold harmless M & R, its assigns and transferees, and each of their respective representatives, employees, trustees, officers, directors and agents (collectively, the "Indemnified Parties"), from and against any and all claims, judgments, damages, penalties, fines, costs, expenses, liabilities or losses (including, without limitation, sums paid in settlement of claims, attorneys' fees, consultant fees and expert fees) which M & R or any other Indemnified Party may incur or suffer as a result of (i) any misrepresentation made herein by Los Rios or any of its members, officers, directors, employees or agents,
(ii) any breach of any provision set forth herein by Los Rios or any of its members, officers, directors, employees or agents, or (iii) M & R's sale of, or Los Rios' buy-back of the Option.

               B. Los Rios expressly acknowledges that M & R paid $1,000,000 for the Option, and that M & R has only agreed to accept the Consideration based on representations made by Los Rios' principal(s) that Los Rios could not pay more than $533,333.33 for the Option, and that Los Rios had no plans to and would not sell the Option Property to a third person after the Closing. Therefore, Los Rios expressly covenants and agrees that neither it, nor any of its successors or assigns, shall, prior to the Closing and for a period of nine months after the Closing, offer the Option Property for sale, negotiate with anyone with respect to the sale of the Option Property, enter into any contract for sale of the Option Property, sell or convey the Option Property, or grant an option in the Option Property.

               C. At and after the Closing, Los Rios shall execute any and all other documents which the parties determine are reasonably necessary to consummate the transactions contemplated by this Agreement.

        9. M & R's Representations and Warranties. M & R hereby represents and warrants to Los Rios as follows, which representations and warranties shall be deemed made by M & R as of the date of this Agreement and as of the Closing, and such representations and warranties shall survive the Closing:

               A. M & R is a corporation formed and in good standing under the laws of the State of Nevada;

               B. The person executing this Agreement on behalf of M & R is authorized to execute this Agreement and upon such execution the terms and provisions of this Agreement shall be valid and binding obligations of M & R.

               C. M & R is now, and immediately prior to close of escrow will be, the owner of the Option and the Option Rights.

               D.  M  &  R  has  not  sold,  transferred,   assigned,   pledged,
encumbered, or hypothecated its interest in the Option Property, and has no plans to do so except as stated herein.

        10. M & R's Covenants.

               A. As of and after the Closing, M & R shall indemnify, defend and hold harmless Los Rios and its officers, directors, employees and agents from and against any and all claims, judgments, damages, penalties, fines, costs, expenses, liabilities, or losses (including, without limitation, sums paid in settlement of claims, attorneys' fees, consultant fees and expert fees) which Los Rios or any of its officers, directors, employees or agents may incur or suffer as a result of (i) any misrepresentation made herein by M & R or any of its officers, directors, employees or agents, or (ii) any breach of any provision set forth herein by M & R or any of its officers, directors, employees or agents.

               B. At and after the Closing, M & R shall execute any and all documents which the parties determine are reasonably necessary to consummate the transactions contemplated by this Agreement.

        11. Default. If Los Rios defaults in its performance of or under this Agreement or the Note, M & R shall have all rights and remedies available to it under California law or in equity.

        12. Notices. Any and all notices or other communications required or permitted by this Agreement or by law to be served on or given to either party by the other party or by Escrow Agent shall be in writing and shall be deemed duly served and given when personally delivered to the party to whom such notice or communication is directed, or in lieu of personal service when deposited in the United States mail, first-class postage prepaid, or by overnight courier, addressed as follows:

        If to Los Rios:     Los Rios Farms, Inc.
                            P. O. Box 1395
                            Davis, CA 95617
                            Attn: Gregory Schmid, President
                             Fax No. (530) 757-1754

        If to M & R:       M & R Investment Company, Inc.
                           c/o Edward Pasquale, President
                           4600 Northgate Blvd., Ste. 130
                           Sacramento, CA 95834
                           Fax No. (916) 929-2178

Each party may change its address for the purposes of this Paragraph 12 by giving written notice of the change to the other party in the manner provided for in this paragraph.

        13. Attorneys' Fees. Each party shall bear its own attorneys' fees and costs incurred in connection with the negotiating and drafting of this Agreement. If any litigation or arbitration action is commenced by one of the parties against the other concerning this Agreement, or the rights and duties of either in relation thereto, the party prevailing in such litigation or arbitration shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for attorneys' fees and expenses incurred in connection with such litigation or arbitration, which amount shall be determined by the court in such litigation or arbitrator in such arbitration, or in a separate action brought for that purpose.

        14. Governing Law. This Agreement shall be construed under and in accordance with the laws of the State of California, without regard to choice of law principles.

        15. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and permitted assigns.

        16. Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal and unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

        17. Entire Agreement; Modification. This Agreement, the Assignment of Option Rights, the Note, and the Quitclaim Deed constitute the sole and only agreement of the parties hereto and supersedes any prior understandings or written or oral agreements between the parties respecting the within subject matter and cannot be modified, amended or any way changed except by their written consent.

        18. Assignment; Nomination of Another Party for Title. Neither party shall have the right to assign its rights and obligations.

        19. Counterparts; Fax Transmission. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument. This Agreement may be executed and delivered by exchange of facsimile copies, and the facsimile copies will constitute originally signed copies of this Agreement until such time as applicable pages bearing non-facsimile signatures are obtained from the relevant party or parties.

        IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

        "Los Rios"

LOS RIOS FARMS, INC.,
a California corporation



By:
        Gregory Schmid, President
        "M & R"

M & R INVESTMENT COMPANY, INC.,
a Nevada corporation



By:
        Edward Pasquale, President